FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
Contact: Rebecca Winning
         InfoNow Corporation
         (303) 293-0212
         RWINNING@INFONOW.COM

           INFONOW ANNOUNCES FOURTH QUARTER AND YEAR END 2004 RESULTS

DENVER, March 24, 2005 - InfoNow Corporation (NASDAQ: INOW), a leading provider of channel visibility and channel management solutions, today announced final financial results for 2004.

For the fourth quarter of 2004, the Company reported:

- Revenue of $2.4 million, compared to revenue of $3.0 million in the fourth quarter of 2003;

- A net loss of $543,000, or ($0.05) per share, compared to net income of $385,000, or $0.04 per share, in the fourth quarter of 2003;

- Operating cash use of $205,000, compared to operating cash flow of $199,000 in the same period in 2003; and

- Total cash use of $180,000 versus total cash flow of $524,000 in the same period in 2003.

The Company had projected revenues in the range of $2.2 million to $2.4 million, a net loss in the range of ($0.06) - ($0.08) per share and modest cash use for the fourth quarter.

For full-year 2004, the Company reported:

-    Revenue of $10.9 million, down 12 percent year-over-year;

- A net loss of $686,000, or ($0.07) per share, versus net income of $499,000, or $0.05 per share, in 2003;

- Operating cash flow of $267,000 versus operating cash flow of $676,000 in 2003;

-    Total cash flow of $465,000 versus total cash flow of $809,000 in 2003; and

- A cash balance at December 31, 2004 of $3.8 million versus $3.3 million at year-end 2003.

 "While InfoNow delivered disappointing financial results in 2004, we also achieved critical successes that will serve as a platform for growth as we go forward," said Harry Herbst, interim CEO of InfoNow. "In 2004, our revenue was adversely affected by a previously announced reduction in monthly service fees from our largest client, ongoing negotiations with this client on potential new business and slower-than-expected sales of Channel Insight. In addition, we experienced higher-than-expected costs associated with new Channel Insight implementations. These issues contributed to a net loss for the fourth quarter and the year."

"We also made significant progress on key strategic objectives," Herbst continued. "We signed a number of new Channel Insight clients and are now working with a growing list of leading high-tech companies such as Enterasys Networks, Exabyte Corporation, Hewlett-Packard, Kingston Technologies, Lexmark, StorageTek, and Symbol Technologies, among others.

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InfoNow Announces Fourth Quarter and Year End 2004 Results - Page 2 of 6

We established our first selling partnership with a multi-billion-dollar data company. We signed new channel management business with new and existing clients. We added enhanced functionality to our solutions. And finally, we gained valuable experience in implementing and serving clients. These successes should enable us to deliver improved results as we go forward."

The Company reported the following performance highlights for 2004 and early
2005.

Customers

In 2004, the Company signed new Channel Insight agreements with leading technology companies such as Exabyte Corporation, Kingston Technology, Symbol Technologies and others. In 2005, to date, the Company has added two more Channel Insight clients.

Also in 2004, InfoNow continued to expand its selling capacity through strategic partnerships. In early 2005, InfoNow significantly expanded field-selling trials with a key partner by rolling out Channel Insight to its North American sales team and by closing its first joint sales opportunity. It has also entered into client-specific partner agreements with two multi-billion-dollar systems integrators.

In the fourth quarter of 2004, the Company amended an existing Channel Insight agreement with its largest client, extending the agreement for six months at a reduced rate, while both parties work to finalize a longer-term agreement. During this period, the Company will receive $148,000 in total monthly service fees from this client, a reduction of $222,000 per month. In addition, InfoNow continues to pursue a multi-million dollar expansion of this client's Channel Insight deployment.

InfoNow also signed new channel management business with new and existing clients. It added Meloche Monnex, the largest direct-response property and casualty insurer in Canada, to its list of channel management customers. It also renewed and/or expanded channel management deployments with some of the nation's leading financial institutions, including Bank of America, Bank One/JP Morgan Chase, Wachovia and Visa. In 2005, to date, InfoNow has also added a leading manufacturer and distributor of ladders, climbing equipment and ladder accessories.

Software and Services

In 2004, InfoNow continued to enhance the functionality of its Channel Insight solution. The Company introduced a new Channel Inventory Module and Channel Insight POS Connect, an easily configurable, web-based application that streamlines the accurate and timely collection of point-of-sale (POS) and inventory data from channel partners. InfoNow also added international

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InfoNow Announces Fourth Quarter and Year End 2004 Results - Page 3 of 6

enhancements, including new functionality to streamline global partner data collection, support multiple currencies and exchange rates, and provide accurate identification of international partners and end-customers. And it expanded its offering of a Channel Insight Data Warehouse, wherein the Company hosts partner and/or customer data for clients and facilitates ad-hoc reporting to help them better understand and manage their business.

On the channel management side, the Company introduced a new Online Data Update Service that allows clients to log into InfoNow's system and modify partner data in real-time. It also enhanced its XML Locator framework, which not only enables faster, more efficient client implementations, but also allows clients to quickly and efficiently deliver maps and page views to multiple customer touchpoints, (e.g., the Web, interactive voice response systems and various wireless devices) consistently.

Operations and Management

"In 2005, we are focused on a few key operational imperatives," Herbst added. "We need to increase sales of our solutions and ensure the success of our selling partnership, improve the efficiency of client implementations and operations, and continue to deliver high-value applications for our clients."

In February of 2005, InfoNow took steps to realign its cost structure by eliminating a number of full-time positions and assigning a number of development employees to focus on client implementations and process improvements. In March 2005, InfoNow's Board of Directors announced a number of management changes. Michael Johnson resigned as Chief Executive Officer, President and Chairman of the Board; he will remain on the InfoNow Board as a Director. Harry Herbst, formerly CFO of InfoNow was named interim Chief Executive Officer; James Medina, formerly Treasurer, Controller and VP of Finance for InfoNow, was named interim CFO; and Brandon Brancato, formerly chief accountant for InfoNow, was named interim Treasurer, Controller and VP of Finance. Jeffrey Peotter, who joined the InfoNow Board of Directors in 2002, was elected Chairman of the Board. These initiatives will result in a one-time, pre-tax charge of $0.03 per share and cash payments of approximately $86,000 in the first quarter of 2005.

Forward-Looking Guidance

"We remain firm in our belief that the market for channel management and channel visibility solutions represents a significant growth opportunity for InfoNow, and we believe we have the technology and the team to capture it," Herbst said. "We expect it to take some time, however. While our channel management business remains strong, the market for Channel Insight is still at an early stage. As we increase sales of Channel Insight, leverage selling partnerships and capture operational efficiencies, we expect revenues and margins to improve."

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InfoNow Announces Fourth Quarter and Year End 2004 Results - Page 4 of 6

The Company provided the following guidance for InfoNow's expected performance:

- In the first quarter of 2005, the Company expects revenue in the range of $2.2 million to $2.3 million, a net loss of ($0.10) to ($0.12) per share, and cash use of approximately $400,000.

InfoNow will hold a dial-in conference call at 9:00 a.m. (MST) on Thursday, March 24, 2005 to review final, audited results of operations for the fourth quarter and full year 2004. To access the conference call, domestic callers should dial 1-800-218-0530. The call also will be broadcast live and archived for 90 days on the company's corporate Web site at WWW.INFONOW.COM. Visitors can access the audio Web cast by visiting the Investor Relations section of the Web site and following the conference call prompts.

About InfoNow Corporation

InfoNow (Nasdaq:INOW) provides channel management and channel visibility software and services to companies that sell through complex channel partner networks. The Company's Channel Insight Solution gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their business, through detailed customer segmentation and profiling, targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, sales credit assignment, and more. The Company also offers channel management solutions for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Avaya, Bank of America, EMC, Enterasys Networks, Hewlett-Packard, StorageTek, Visa and Wachovia better serve their end customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company's Web site at WWW.INFONOW.COM.

The statements made in this press release represent InfoNow's views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law. This press release contains forward-looking statements, including statements relating to the Company's expectations for financial results in the first quarter of 2005. Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the Company's ability to meet its objectives. Factors that could affect the Company's ability to achieve its objectives include the following: the Company may not be successful in forecasting customer demand for its solutions; extended sales cycles could have a negative impact on the timing of sales, implementations and revenue recognition; the Company may not be successful in its efforts to extend and expand a key customer contract; strategic partnerships may not provide revenue contributions as quickly as anticipated; the Company may not collect cash payments from customers as quickly as anticipated; the Company may not achieve operational efficiencies as quickly as anticipated; and/or the Company may not develop and deploy its software and services as expected.

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InfoNow Announces Fourth Quarter and Year End 2004 Results - Page 5 of 6

In light of these and other risks, there can be no assurance that the forward-looking statements contained in this press release will in fact be realized. Actual events or results may differ materially. Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this release are contained in the Company's reports on form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.

InfoNow is a registered trademark of InfoNow Corporation. All other trademarks are the property of their respective owners.

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InfoNow Announces Fourth Quarter and Year End 2004 Results - Page 6 of 6

REPORTED FINANCIAL HIGHLIGHTS
(000s of U.S. Dollars except per share amounts)
Unaudited

                                      Three Months Ended    Twelve Months Ended
                                     Dec. 31,    Dec. 31,   Dec. 31,    Dec. 31,
                                       2004        2003       2004        2003
Statement of  Operations  Data
Revenues                             $  2,409    $  3,010   $ 10,879    $ 12,409
Cost of Goods Sold                      1,636       1,218      5,864       5,591
                                     --------    --------   --------    --------
Gross Profit                              773       1,792      5,015       6,818
Selling & Marketing Expense               412         564      2,024       2,408
Product Development Expense               273         271        933       1,294
General & Administrative Expense          641         573      2,767       2,619
                                     --------    --------   --------    --------
Total Operating Expense                 1,326       1,408      5,724       6,321
Operating Profit (Loss)                  (553)        384       (709)        497
Other Income                               10           1         23           2
                                     --------    --------   --------    --------
Net Income  (Loss)                   ($   543)   $    385   ($   686)   $    499
                                     ========    ========   ========    ========
Net Income (Loss) Per Share:
  Basic                              ($  0.05)   $   0.04   ($  0.07)   $   0.05
  Diluted                            ($  0.05)   $   0.04   ($  0.07)   $   0.05
Average Shares Outstanding:
  Basic (000s)                          9,987       9,465      9,920       9,357
  Diluted (000s)                        9,987      10,881      9,920       9,900


                                                       Dec, 31,    Sept. 30,   Dec. 31,
                                                         2004        2004       2003
Balance Sheet Data
Assets:
Cash                                                    $3,764      $3,944      $3,299
Other Current Assets                                     1,904       1,929       2,132
                                                        ------      ------      ------
Total Current Assets                                     5,668       5,873       5,431
Other Assets                                               480         512         608
                                                        ------      ------      ------
       Total Assets                                     $6,148      $6,385      $6,039
                                                        ======      ======      ======
Liabilities and Stockholders' Equity:
Total Current Liabilities                               $2,299      $2,060      $1,934
Other Liabilities                                          171         182         275
Stockholders' Equity                                     3,678       4,143       3,830
                                                        ------      ------      ------
       Total Liabilities and Stockholders' Equity:      $6,148      $6,385      $6,039
                                                        ======      ======      ======

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